Exhibit 99.1

Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

Alexander & Baldwin Reports Fourth Quarter and Full-Year 2016 Financial Results

Honolulu (February 28, 2017) - Alexander & Baldwin, Inc. (NYSE: ALEX) (“A&B” or “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2016.

“2016 was a pivotal year in A&B’s 147-year history. As we bade farewell to our sugar operation, we proactively advanced our project pipeline, increased portfolio net operating income (“NOI”), and charted a more focused course forward for the company, with a primary emphasis on Hawaii commercial real estate (“CRE”). To that end, we continued the migration of our commercial properties from the U.S. Mainland to Hawaii with the acquisition of Manoa Marketplace and the sale of three mainland properties; we advanced important redevelopment projects within our Hawaii portfolio, most notably the exciting redevelopment of the Kailua Macy’s into Lau Hala Shops; and we planned a new Safeway-anchored shopping center next to Maui Business Park, which was announced last week. We also announced a comprehensive evaluation of a conversion to a real estate investment trust (“REIT”),” said Chris Benjamin, president & chief executive officer. “Although financial results for the quarter and year were challenged because of the strategic decisions that were made, we are poised for success in 2017 as we complete our REIT evaluation, pursue targeted CRE acquisitions in Hawaii, advance several development projects and our Maui diversified agriculture initiatives, and capitalize on our substantial paving backlog at Grace Pacific.”

Full-Year 2016 and Recent Highlights

Commercial Real Estate

•	Operating Profit/NOI Increased operating profit 3.0% to $54.8 million in 2016 from $53.2 million in 2015 and increased NOI by 2.9%.[1] Both were driven by strong same-store Hawaii retail performance.

•

Renewals/Re-leasing Renewed or re-leased 142 expiring comparable leases representing 14.9% of total gross leasable area ("GLA") of the improved portfolio with a comparable cash leasing spread of 13.2%.

•	Acquisitions Acquired the 139,300-square-foot Manoa Marketplace in January 2016 for $82.4 million, expanding the Company’s grocery-anchored portfolio to a strategic location in urban Honolulu. In December, the Company acquired the leased fee position in an adjacent gas station property for $2.8 million using 1031 exchange proceeds, gaining ownership of additional roadside frontage for the Marketplace.

•	Dispositions Sold three mainland properties totaling 408,500 square feet of GLA in June 2016 for $60.7 million, furthering the Company’s strategic portfolio migration to Hawaii. Used proceeds to reverse-fund the Manoa Marketplace acquisition.

•	Redevelopment/Repositioning

•	Completed the 18,415-square-foot expansion of Gateway at Mililani South at a 13% stabilized yield on cost of $6.0 million. The expanded space is now 100% leased.

•	Commenced pre-construction work on the 48,400-square-foot Lau Hala Shops (former Kailua Macy’s) with an expected 9-11% stabilized yield on cost of $21.0 million. Leases and letters of intent have been signed for 87% of the space.

•	Started pre-construction work on the 6,300-square-foot Pearl Highlands Center Food Court with an expected 10-12% stabilized yield on cost of $3.0 million. Letters of intent have been signed for 60% of the space.

•	Development-for-Hold In February 2017, the Company announced the development of the 94,000-square-foot, Safeway-anchored Ho’okele Shopping Center on 9.8 acres of its historical landholdings adjacent to Maui Business Park. The Company projects a 7.5-8.5% stabilized yield on cost of $41.9 million.

Land Operations

•	Development for Sale Closings Closed 451 units at The Collection in November and December 2016 for total sales revenue of $303.8 million. The Collection represented the largest Hawaii condominium project closed in 2016.

•	Parcel Sales Sold three vacant Maui parcels, including an urban-zoned parcel, totaling 611 acres for $27.7 million.

•	Impairments Made a strategic decision not to develop or invest further in certain for-sale development projects, resulting in $11.7 million of noncash write downs. Additionally, joint venture write downs of certain development projects amounted to $3.5 million and reduced “Income related to joint ventures” in the Company’s Consolidated Statement of Operations for 2016. Together these amounts totaled $15.2 million.

Materials & Construction

•	Operating profit/adjusted EBITDA Earned operating profit of $23.3 million and adjusted EBITDA of $34.2 million.[1]

•	Backlog Increased Grace’s backlog at year end to $242.9 million[2], up 7.2%[2] year over year.

Financial Results

Change in segments and financial presentation The Company has changed its business segments to reflect how it now manages its businesses post cessation of sugar operations. The change in segments has been reflected retrospectively in the financial information presented in this release. The new segments, “Commercial Real Estate,” “Land Operations” and “Materials & Construction,” comprise the following:

Commercial Real Estate (“CRE”) - Includes property acquisitions, asset management, leasing, property management and redevelopment/development-for-hold activities. Assets included in this segment are improved commercial real estate and urban ground leases. Income from this segment is principally generated by leasing assets.

Land Operations - Comprises activities conducted on the Company’s landholdings (historical and acquired), including development for sale, renewable energy and diversified agriculture. Assets included in this segment are development projects, landholdings and renewable energy assets (hydroelectric and solar facilities). Income from this segment is principally generated by development sales and fees, parcel sales, renewable energy operations, and agricultural leases and licenses.

Materials & Construction - Unchanged from the former Materials & Construction segment. Principal activities include, quarrying, paving and construction materials supply. Assets include the Company’s quarry operations and quarry permits, an asphalt storage terminal, paving hot mix plants and paving equipment. Income is generated principally by materials supply and paving construction.

In addition, the Company has applied discontinued operations accounting treatment and presentation to the HC&S sugar operations and, accordingly, the results of sugar operations are not included in revenues, operating profit or income from continuing operations. Information about these discontinued operations is included in the appendix to this release. The Company’s previously provided financial guidance regarding the former Agribusiness segment and the cessation of sugar operations was affected by both the change in segments and the application of discontinued operations accounting treatment. Information about these changes also is included in the appendix.

2016 vs. 2015

Consolidated 2016 income from continuing operations available to A&B shareholders, net of taxes, was $32.2 million, or $0.65 per diluted share. Results included $8.1 million of after-tax costs related to the evaluation of a REIT conversion ($9.5 million pre-tax) and the previously described write downs of development and joint venture projects of $15.2 million pre-tax, or $9.3 million after taxes. Adjusted income from continuing operations available to A&B shareholders, net of taxes, excluding the impact of these items was $49.6 million.1 Income from continuing operations available to A&B shareholders for 2015 was $56.2 million, or $1.14 per diluted share. In addition to the aforementioned items, comparative performance was negatively affected by lower development sales, paving margins and materials sales, partially offset by strong performance by the CRE segment.

The Company reported a 2016 net loss available to A&B shareholders of $8.9 million, or $0.18 per diluted share, compared to 2015 net income available to A&B shareholders of $26.5 million or $0.54 per diluted share. Results for 2016 and 2015 included $41.1 million and $29.7 million of after-tax losses from discontinued Hawaiian Commercial & Sugar operations, respectively.

Revenue for 2016 was $387.5 million, compared to revenue of $472.8 million for 2015. The decline in revenue primarily is attributable to lower development sales and paving and material sales, offset by increased CRE revenue.

Commercial Real Estate CRE performed well in 2016, posting operating profit of $54.8 million, up 3.0%, compared to $53.2 million in 2015, primarily due to the timing of acquisitions and dispositions and an increase in Hawaii retail same-store performance. NOI was $86.4 million1 in 2016, up 2.9%1 from 2015, and was in line with previously provided guidance. For 2016, Hawaii properties produced 85% of total NOI and mainland properties produced 15%.

Hawaii occupancy remained stable at 93%, and mainland occupancy fell from 95% to 93% due to an industrial tenant downsizing by 154,000 square feet in July 2016 (to date 118,000 square feet, or 76.6%, of this vacancy has been re-leased). As a result of the lower mainland occupancy, overall portfolio occupancy fell to 93% compared to 94% in 2015.

In 2016, the Company renewed or re-leased 142 expiring comparable leases, representing 14.9% of total GLA of the improved portfolio, with positive comparable cash leasing spreads of 21.7% on new leases and 11.2% on renewals for a blended spread of 13.2%.

Land Operations Land Operations posted operating profit of $6.6 million, which included joint venture income from 451 closings of The Collection units and associated developer fees, three vacant parcel sales on Maui, including an urban-zoned parcel and a lot at Maui Business Park, sales of two residential units on Kahala Avenue and agricultural operations. Offsetting these positive effects on segment operating profit were $25.0 million of reductions, including previously described write downs of certain development and joint venture projects of $15.2 million and noncash reductions of the carrying value of the Company’s investment in the Waihonu and KRS II solar projects of $9.8 million, as recognition of tax benefits related to the projects reduce the value of the investments. These tax benefits, which offset the noncash reductions over the lives of the investments, amounted to $8.7 million and are recorded in the “Income tax expense” line on the income statement.

In 2015, the segment’s operating profit was $61.7 million and included joint venture income from unit closings (329 at Waihonua, 22 at Kukui’ula, and 12 at Ka Milo), five Kahala Avenue units, 18.4 acres at Maui Business Park, 10 vacant parcels on Maui and agricultural operations.

Materials & Construction The segment posted operating profit of $23.3 million for 2016 and $30.9 million for 2015, and adjusted EBITDA of $34.2 million1 for 2016 and $41.0 million1 for 2015. 2016 operating profit was impacted by a $2.6 million accrual for environmental-related costs of remediating a leased former quarry site, and a $1.6 million write down in the third quarter of a surplus vacant parcel held by an unconsolidated affiliate. The parcel was subsequently sold. These negative impacts were partially offset by a $0.6 million gain on the sale of another vacant parcel by an unconsolidated affiliate. 2016 operating profit was impacted by decreased paving, quarrying and material sales resulting from inclement weather. Oahu crew days lost to weather were 32.5% higher than 2015. The environmental reserve accrual, decreased paving, and lower quarrying and material sales caused the decrease in adjusted EBITDA.

Fourth Quarter 2016 (4Q16) vs. Fourth Quarter 2015 (4Q15)

Consolidated The Company reported 4Q16 income from continuing operations available to A&B shareholders, net of taxes, of $13.3 million, or $0.27 per diluted share. Results included $4.8 million of after-tax costs related to the evaluation of a REIT conversion ($5.7 million pre-tax), and the previously described write downs of development and joint venture projects of $15.2 million pre-tax, or $9.3 million after taxes. Adjusted income from continuing operations available to A&B shareholders, net of taxes, excluding the impact of these items was $27.4 million.1 Net income from continuing operations available to A&B shareholders, net of taxes, for 4Q15 was $9.4 million, or $0.19 per diluted share.

The Company reported a 4Q16 net income available to A&B shareholders of $0.3 million, or $0.01 per diluted share, compared to a 4Q15 net loss available to A&B shareholders of $14.0 million or $0.29 per diluted share. Results for 4Q16 and 4Q15 included $13.0 million and $23.4 million of after-tax losses from discontinued Hawaiian Commercial & Sugar operations, respectively.

Revenue for 4Q16 was $111.2 million, compared to revenue of $103.3 million for 4Q15. 4Q16 revenue was higher primarily due to higher vacant parcel sales.

Commercial Real Estate The segment posted operating profit of $13.5 million, compared with $13.4 million in 4Q15. NOI was $20.7 million1 in 4Q16, down 2.4%1 from 4Q15, due to $0.5 million of retroactive ground lease rent and a $0.5 million lease termination payment received in 4Q15. Portfolio occupancy was lower at 92%, compared to 94% in 4Q15, which was primarily due to a decline in mainland occupancy from 94% to 91% resulting from the previously described large industrial tenant downsizing in July 2016. Hawaii occupancy was also lower at 93% for 4Q16, compared to 94% for 4Q15.

Land Operations Land Operations posted operating profit of $13.9 million, which included joint venture income from 451 closings of The Collection units and associated developer fees, two vacant parcel sales on Maui, a residential unit on Kahala Avenue, previously described write downs of certain development and joint venture projects of $15.2 million and agricultural operations. 4Q15 operating profit was $10.6 million and comprised eight vacant parcels (five on Maui and three on Kauai), a one-acre parcel at Maui Business Park and agricultural operations.

Materials & Construction The segment posted operating profit of $4.8 million for 4Q16 and $9.2 million for 4Q15, and adjusted EBITDA of $6.4 million1 for 4Q16 and $11.6 million1 for 4Q15. 4Q16 operating profit was affected by the previously-described $2.6 million accrual for environmental-related costs and the $0.6 million gain on sale of a vacant parcel by an unconsolidated affiliate. 4Q16 operating profit was also affected by decreased paving, quarrying and material sales resulting from inclement weather. Oahu crew days lost to weather for 4Q16 were 27.8% higher than 4Q15. Adjusted EBITDA was lower due to the environmental cost accrual and decreased paving, quarrying and material sales resulting from inclement weather.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

SEGMENT DATA & OTHER FINANCIAL INFORMATION

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Commercial Real Estate	$32.7	$33.2	$134.7	$133.6
Land Operations	32.3	16.4	61.9	120.2
Materials & Construction	46.2	53.7	190.9	219.0
Total revenue	$111.2	$103.3	$387.5	$472.8
Operating Profit:
Commercial Real Estate	$13.5	$13.4	$54.8	$53.2
Land Operations	13.9	10.6	6.6	61.7
Materials and Construction	4.8	9.2	23.3	30.9
Total operating profit	32.2	33.2	84.7	145.8
Interest expense	(6.2)	(6.6)	(26.3)	(26.8)
Gain (loss) on sale of improved property, net	—	(3.7)	8.1	(1.8)
General corporate expenses	(5.7)	(4.4)	(21.7)	(20.1)
REIT evaluation costs	(5.7)	—	(9.5)	—
Income From Continuing Operations Before Income Taxes	14.6	18.5	35.3	97.1
Income tax expense	1.0	7.0	2.6	36.3
Income From Continuing Operations	13.6	11.5	32.7	60.8
Loss from discontinued operations, net of income taxes	(13.0)	(23.4)	(41.1)	(29.7)
Net Income (Loss)	0.6	(11.9)	(8.4)	31.1
Income attributable to noncontrolling interest	(0.7)	(0.3)	(1.8)	(1.5)
Net Income (Loss) Attributable to A&B	$(0.1)	$(12.2)	$(10.2)	$29.6

Amounts Available to A&B Shareholders
Income from continuing operations, net of taxes	$13.3	$9.4	$32.2	$56.2
Discontinued operations, net of taxes	(13.0)	(23.4)	(41.1)	(29.7)
Net Income (Loss) Available to A&B shareholders	$0.3	$(14.0)	$(8.9)	$26.5

Basic Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.27	$0.19	$0.66	$1.15
Discontinued operations	(0.26)	(0.48)	(0.84)	(0.61)
Net income (loss)	$0.01	$(0.29)	$(0.18)	$0.54
Diluted Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.27	$0.19	$0.65	$1.14
Discontinued operations	(0.26)	(0.48)	(0.83)	(0.60)
Net income (loss)	$0.01	$(0.29)	$(0.18)	$0.54
Weighted Average Number of Shares Outstanding:
Basic	49.0	48.9	49.0	48.9
Diluted	49.4	48.9	49.4	49.3

Cash Dividends Per Share:	$0.07	$0.06	$0.25	$0.21

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In Millions, Unaudited)

	December 31,
	2016	2015
Assets
Current assets	$138.3	$152.5
Investments in affiliates	390.8	416.4
Real estate developments	179.5	183.5
Property, net	1,231.6	1,269.4
Intangible assets, net	53.8	54.4
Goodwill	102.3	102.3
Other assets	60.0	63.8
	$2,156.3	$2,242.3

Liabilities & Equity
Current liabilities	$165.1	$184.7
Long-term debt	472.7	496.6
Deferred income taxes	182.0	202.1
Accrued pension and post-retirement benefits	64.8	59.7
Other non-current liabilities	47.7	60.5
Redeemable noncontrolling interest	10.8	11.6
Equity	1,213.2	1,227.1
	$2,156.3	$2,242.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW TABLE

(In Millions, Unaudited)

	Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities:	$111.2	$129.1
Cash Flows From Investing Activities:
Capital expenditures for property, plant and equipment	(108.6)	(43.4)
Capital expenditures related to 1031 commercial property transactions	(7.5)	(1.3)
Proceeds from disposal of property and other assets	19.6	8.1
Proceeds from disposals related to 1031 commercial property transactions	69.2	40.0
Payments for purchases of investments in affiliates and other investments	(47.2)	(29.4)
Proceeds from investments in affiliates and preferred investment	41.3	44.4
Change in restricted cash associated with 1031 transactions	7.6	(17.4)
Net cash provided by (used in) investing operations	$(25.6)	$1.0
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	272.0	132.0
Payments of long-term debt and deferred financing costs	(334.3)	(248.1)
Payments on line-of-credit agreement, net	(9.9)	(3.0)
Distributions to noncontrolling interests	(1.4)	(1.1)
Dividends paid	(12.3)	(10.3)
Proceeds from issuance (repurchase) of capital stock and other, net	1.2	(1.1)
Net cash used in financing activities	$(84.7)	$(131.6)

Net increase (decrease) in cash and cash equivalents	$0.9	$(1.5)
Cash and cash equivalents, beginning of period	1.3	2.8
Cash and cash equivalents, end of period	$2.2	$1.3

USE OF NON-GAAP FINANCIAL MEASURES

The Company presents adjusted income from continuing operations available to A&B shareholders, net of taxes, which excludes REIT evaluation costs and noncash write downs of nonstrategic development and joint venture projects that the Company has decided to no longer pursue. The Company provides this information to investors as an additional means of evaluating performance. Adjusted income from continuing operations available to A&B shareholders, net of taxes, should not be considered as an alternative to income from continuing operations available to A&B shareholders, net of taxes, (determined in accordance with GAAP) as an indicator of the Company’s overall financial performance. The Company believes that income from continuing operations available to A&B shareholders, net of taxes, is the most directly comparable GAAP measurement to adjusted income from continuing operations available to A&B shareholders, net of taxes. A reconciliation of income from continuing operations available to A&B shareholders, net of taxes, to adjusted net income from continuing operations available to A&B shareholders, net of taxes, is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Income from continuing operations available to A&B shareholders, net of taxes	$13.3	$9.4	$32.2	$56.2
REIT evaluation costs	5.7	—	9.5	—
Taxes related to REIT evaluation costs*	(0.9)	—	(1.4)	—
Write downs of nonstrategic development and joint venture projects	15.2	—	15.2	—
Taxes related to write downs of nonstrategic development and joint venture projects*	(5.9)	—	(5.9)	—
Adjusted income from continuing operations available to A&B shareholders, net of taxes	$27.4	$9.4	$49.6	$56.2

*	The tax effects of the adjustments are calculated using the Company’s statutory tax rate. Certain REIT evaluation costs are not deductible for tax purposes and, therefore, the tax effect was computed based on the amount expected to be deductible for tax purposes.

The Company calculates NOI as CRE operating profit, less depreciation and amortization, straight-line lease adjustments and general, administrative and other expenses. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of the Company’s properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of the Company’s commercial properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income (loss) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s presentation of NOI may not be comparable to other real estate companies. The Company believes that the CRE segment’s operating profit is the most directly comparable GAAP measurement to NOI. A reconciliation of CRE operating profit to CRE segment NOI is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
CRE operating profit	$13.5	$13.4	$54.8	$53.2
Depreciation and amortization	6.7	7.1	28.4	28.9
Straight-line lease adjustments	(0.5)	(0.2)	(2.1)	(2.3)
General, administrative and other expenses	1.0	0.9	5.3	4.2
CRE NOI	$20.7	$21.2	$86.4	$84.0
Percent change over prior comparative period	(2.4)%		2.9%

The Company presents EBITDA and adjusted EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA and adjusted EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment’s EBITDA and adjusted EBITDA. Reconciliation of the Materials & Construction segment’s operating profit to EBITDA and adjusted EBITDA follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Materials & Construction operating profit	$4.8	$9.2	$23.3	$30.9
Depreciation & amortization expense	2.9	2.7	11.7	11.6
Income attributable to non-controlling interest	(0.7)	(0.3)	(1.8)	(1.5)
Materials & Construction EBITDA	$7.0	$11.6	$33.2	$41.0
Gain on sale of parcel by an unconsolidated affiliate	(0.6)	—	(0.6)	—
Write down of surplus vacant parcel by an unconsolidated affiliate	—	—	1.6	—
Adjusted Materials & Construction EBITDA	$6.4	$11.6	$34.2	$41.0
Percent change over comparative period	(44.8)%		(16.6)%

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]	Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded or government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory. Backlog primarily consists of asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Backlog reasonably expected to be filled within the next fiscal year is $178.0 million. Maui Paving’s backlog at December 31, 2016 and 2015 was $15.0 million and $13.9 million, respectively.

APPENDIX

The Company applied discontinued operations accounting and presentation to the HC&S operations and, accordingly, the results of HC&S’s operations are not included in revenue, operating profit or income from continuing operations. Detailed information about discontinued operations is included in the table below:

Discontinued Operations Information (Unaudited) (In millions, except earnings per share)

	Year Ended December 31,
	2016	2015
Sugar operations revenue	$98.4	$97.7

Operating profit (loss) from sugar operations	$10.9	$(26.9)
Sugar operations cessation costs	(77.6)	(22.6)
Operating profit (loss) before income taxes	(66.7)	(49.5)
Income tax benefit	25.6	19.8
Loss from discontinued operations, net of income taxes	$(41.1)	$(29.7)
Diluted loss from discontinued operations per share	$(0.83)	$(0.60)

Previous 2016 guidance related to the former Agribusiness segment was affected by the application of discontinued accounting treatment to HC&S and by the change in business segments. As a result, 2016 operating profit (loss) from sugar operations included in discontinued operations of $10.9 million (see above) is not comparable to previous guidance. Below are results compiled on a comparative basis to previous guidance:

2016 Agribusiness Guidance/Performance (Unaudited)

(In millions)	2016 Guidance	2016 Performance
Agribusiness operating profit (loss)	$(5) to $(15)	$7.2
Agribusiness pre-tax cessation costs	$(75) to $(90)	$(77.6)

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in commercial real estate, land operations, materials and infrastructure construction. With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery-anchored retail assets in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts, including potential benefits, consequences and impact of a potential REIT conversion, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements include, but are not limited to, the Company’s plans regarding (i) the possibility of converting to a REIT and the timing thereof, (ii) the potential advantages, benefits and impact of, and opportunities created by, converting certain assets into a REIT. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions.

These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-29 of Alexander & Baldwin, Inc.’s 2015 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update the Company’s forward-looking statements.

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